SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2012

Parametric Sound Corporation

(Exact name of registrant as specified in its charter)

Nevada	000-54020	27-2767540
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13125 Danielson Street, #110
Poway, California 92064

(Address of Principal Executive Offices)

____________________

888-477-2150

(Registrant’s telephone number, including area code)

1941 Ramrod Avenue, #100

Henderson, NV 89014

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 1, 2012, the Executive Committee of the Board of Directors of Parametric Sound Corporation (the “Company”), consisting of the four independent members of the Company’s Board of Directors, approved, and the Board of Directors of the Company subsequently ratified, a Company Cash Bonus Plan (“Bonus Plan”) for the period April 1, 2012 to December 31, 2012, pursuant to which each executive officer (Kenneth J. Potashner - Executive Chairman, Elwood G. Norris – President and James A. Barnes – Chief Financial Officer, Treasurer and Secretary) and certain other officers, consultants and employees designated by the Board of Directors are eligible to receive a target bonus equal to a percentage of the executive officer’s or other individual’s annualized base compensation if applicable performance objectives are met. The performance objectives recommended by the independent directors and adopted by the Board of Directors are based 25% upon the Company achieving minimum revenue performance targets during the performance period, 25% upon the Company achieving minimum licensing targets during the performance period, 25% based on the Company achieving during the performance period technology development targets established by the Board of Directors and 25% on the Company or its licensees or partners achieving new HSS technology product milestones established by the Board of Directors during the performance period. These performance objectives include both objective determinations and subjective determinations to be made by the Board of Directors.

The maximum bonus percentage for each participant including Mr. Norris and Mr. Barnes is 50% of his or her annual base compensation. The maximum bonus percentage for the Company’s Executive Chairman is 60% of his base compensation. All computations are adjusted to 75% to reflect the nine-month bonus performance period from April 1, 2012 to December 31, 2012.

Additionally any earned bonuses may only be paid to the extent of the Company has generated sufficient cash from product sale margins, licensing/royalty collections or other earnings during the applicable period to cover the cash bonuses. Such determinations will be made by the Board of Directors. Any bonuses not so payable shall be deferred until such future date that computed amounts generated on a cumulative basis meets the target payout amount.

If, during the bonus period, a corporate transaction or event occurs that the independent directors determine has or would distort the applicable performance criteria, the independent directors may adjust the calculation of the performance goals to the extent necessary to prevent a reduction or enlargement of a participant's actual bonus payout.

Bonuses, if any, will be determined by January 30, 2013 and paid by March 15, 2013. Each participant must be employed by the Company as of January 1, 2013 in order to receive a bonus, if any, under the Bonus Plan unless otherwise provided in such participant's employment agreement, offer letter or other agreement.

Nothing in the Bonus Plan limits the authority of the Board of Directors or the independent members of the Board of Directors to approve and pay out additional or alternative bonuses to the Company's officers or others based on performance or provide the Company's officers or others additional or alternative incentives outside of the terms of the Bonus Plan.

On May 1, 2012 the Executive Committee of the Board of Directors approved, and our Board of Directors subsequently ratified, changes to the compensation of two of our executive officers. Elwood G. Norris, President of the Company, will receive an annual base salary, effective April 1, 2012, of $162,000, and James A. Barnes, Chief Financial Officer, Treasurer and Secretary will receive an annual base salary, effective April 1, 2012 of $162,000.

Item 8.01.    Other Events.

On May 3, 2012, the Company issued a press release announcing that the underwriter, MDB Capital Group LLC, exercised its over-allotment option to purchase an additional 164,512 shares of the Company’s common stock at a price of $4.50 per share, for gross proceeds of $740,304. The net proceeds of the over-allotment after deducting underwriting discounts and commissions and estimated offering expenses are expected to be approximately $660,000. The exercise of the over-allotment option brings the total offering size to gross proceeds of $9.24 million.

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In connection with the over-allotment exercise the underwriter was issued a warrant (the “Warrant”) to purchase 10% of the number of shares purchased pursuant to the over-allotment option (a Warrant on 16,451 shares of common stock).  The Warrant is exercisable from September 17, 2012 to March 21, 2017 and has an exercise price equal to $5.625 per share (125% of the purchase price of the over-allotment shares).

The press release is included as Exhibit 99.1 to this Current Report on Form 8-K, incorporated by reference herein, and the description of the press release is qualified in its entirety by reference to such Exhibit.

9.01. Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated May 3, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 4, 2012

Parametric Sound Corporation By: /s/ James A. Barnes James A. Barnes Chief Financial Officer, Treasurer and Secretary

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